ICOP Digital Receives NASDAQ Notice of Non-Compliance; Intends to Request a Hearing

LENEXA, KS -- (Marketwire - January 15, 2010) - ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advancing digital surveillance technology solutions, today announced today that, on January 13, 2010, it received a NASDAQ Staff Determination letter indicating that because ICOP had not regained compliance with the $1.00 minimum bid price requirement for continued listing, as set forth in NASDAQ Listing Rule 5550(a)(2) (the "Rule"), ICOP's securities would be subject to delisting from The NASDAQ Capital Market unless ICOP requests a hearing before a NASDAQ Listing Qualifications Panel (the "Panel") by January 20, 2010. ICOP intends to timely request a hearing before the Panel. As a result, ICOP's securities will remain listed on The NASDAQ Capital Market until the Panel renders its final determination following the hearing. In connection with the hearing, ICOP intends to submit a plan outlining its strategy for regaining compliance with the continued listing requirements. Under NASDAQ's Listing Rules, the Panel may, in its discretion, determine to continue the Company's listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff's notification or through July 12, 2010. However, there can be no assurances that the Panel will do so or that the Company's plans to exercise diligent efforts to maintain the listing of its securities on NASDAQ will be successful.

About ICOP Digital, Inc.
ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of in-car video and mobile video solutions for Law Enforcement, Fire, EMS, Military, and Transportation markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements
This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect ICOP and our operations. These documents are available electronically without charge at www.sec.gov.

For more information, contact:
Melissa K. Owen
Dir. of Communications
16801 West 116th Street
Lenexa, KS 66219 USA
Phone: (913) 338-5550
Fax: (913) 312-0264
mowen@ICOP.com
www.ICOP.com

For Investor Relations:
DC Consulting, LLC
Daniel Conway
Chief Executive Officer
Phone: (407) 792-3332
investorinfo@ICOP.com
daniel@dcconsultingllc.com